Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to MacroChem Corporation's ability to continue as a going concern), relating to the financial statements of MacroChem Corporation appearing in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Boston, Massachusetts
May 13, 2005